Exhibit 99.1

200 Connell Drive Berkeley Heights, NJ 07922

Genta Initiates New Trial of Tesetaxel, the Leading Clinical-Stage Oral Taxane, in Patients with Advanced Bladder Cancer

BERKELEY HEIGHTS, NJ – September 24, 2010 – Genta Incorporated (OTCBB: GETA.OB) today announced that the Company has initiated a new Phase 2 clinical trial of tesetaxel in patients with advanced bladder cancer.  Tesetaxel is the leading oral taxane in clinical development.  The new trial will be conducted at Memorial Sloan-Kettering Cancer Center, New York, NY, the Kimmel Cancer Center at Jefferson University, Philadelphia, PA, and at least one site in the EU.

The new study will examine the efficacy and safety of tesetaxel in patients with advanced bladder cancer who have developed progressive disease after treatment with a single 1st-line regimen.  The 1st-line regimen is expected to be a combination of cisplatin plus gemcitabine (Gemzar®; Eli Lilly, Inc.).  The primary endpoint of this study is overall response rate.  Secondary endpoints include durable response, disease control, progression-free survival, and safety.  The dose for the new trial was determined from Genta’s ongoing studies in patients with advanced gastric cancer and advanced melanoma.

Patients who progress on 1st-line treatment for invasive bladder cancer have a poor prognosis, and toxicity is an important issue in clinical care.  Compared with standard taxanes, clinical and preclinical data show that tesetaxel:

•	Eliminates serious (occasional fatal) hypersensitivity reactions
•	Eliminates requirements for premedication (e.g., steroids, antihistamines, etc.)
•	Reduces damage to peripheral nerves
•	Is not cross-resistant with standard taxanes
•	Offers flexible and convenient dosing for patients

“Standard taxanes are active in bladder cancer, but as yet none has received regulatory approval”, said Dr. Raymond P. Warrell, Jr., Genta’s Chairman and Chief Executive Officer.  “Recently, two large companies terminated their programs with potentially competitive agents in this indication.  Thus, an important unmet need has opened for a highly active agent that may reduce side effects.  Having observed preliminary activity in Phase 1, we wish to swiftly clarify the potential activity of tesetaxel in this disease that, if confirmed, could lead to registration-directed clinical trials.”

About Bladder Cancer

According to the American Cancer Society, approximately 314,000 new cases of bladder cancer are diagnosed each year, which annually results in the death of 124,000 individuals.  In the U.S., annual deaths from bladder cancer are approximately one-half the number of deaths due to prostate cancer.  Agents approved or commonly used for 1st-line use in advanced bladder cancer include methotrexate, cisplatin, doxorubicin, mitomycin, and gemcitabine.  There is no standard of care, nor are any agents approved in the U.S., for patients whose disease has progressed disease after 1st-line chemotherapy.

About Tesetaxel

Taxanes (including paclitaxel and docetaxel) are the most widely used chemotherapy drug class in cancer medicine.  However, these agents are associated with serious safety issues, particularly hypersensitivity reactions related to intravenous infusions that are occasionally fatal and that require careful premedication and observation.  Other prominent side-effects of this drug class include myelosuppression (low blood counts) and peripheral neuropathy (disabling nerve damage).

Tesetaxel is a novel taxane that is administered by mouth as a capsule.  The drug was developed with a goal of maintaining high antitumor activity while eliminating infusion reactions, reducing neuropathy, and increasing patient convenience.  The oral route also enables the development of novel schedules that may expand dosing options when tesetaxel is combined with other anticancer drugs (such as “all oral” chemotherapy programs).  In experimental models, tesetaxel has demonstrated high activity against tumors that are resistant to paclitaxel and docetaxel.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company is developing tesetaxel, a novel, orally absorbed taxane that is in the same class of drugs as paclitaxel and docetaxel.  As the leading oral taxane in clinical development, tesetaxel has been evaluated in a broad program of completed or ongoing Phase 2a/Phase 2b clinical trials.  The Company has announced that gastric (stomach) cancer will be the lead indication for Phase 3 registration studies.  Genasense® (oblimersen sodium) Injection is a modified DNA-based antisense drug that may enhance the effectiveness of anticancer therapy.  Genta has completed enrollment in a randomized, double-blind Phase 3 study of Genasense® in patients with advanced melanoma, known as “AGENDA”.  Final data on survival and durable response from AGENDA, which may be pivotal for regulatory approval, are expected in the first half of 2011.  Genta is exclusively marketing Ganite® (gallium nitrate injection) in the U.S, which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
•	the adequacy of the Company’s capital resources and cash flow projections, or the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks to the Company’s Business as described in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2009 and its most recent quarterly report on Form 10-Q.

SOURCE:  Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com